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                                                                  EXHIBIT (i)(2)


[GOODWIN | PROCTER LETTERHEAD]

                                     Goodwin Procter LLP      T: 617.570.1000
                                     Counsellors at Law       F: 617.523.1231
                                     Exchange Place           goodwinprocter.com
                                     Boston, MA 02109



April 24, 2006


Calamos Advisors Trust
2020 Calamos Court
Naperville, Illinois 60563


Ladies and Gentlemen:

As Massachusetts counsel to Calamos Advisors Trust, a voluntary association with transferable shares under Chapter 182 of the Massachusetts General Laws, commonly referred to as a "Massachusetts business trust" (the "Trust"), we have been asked to render this opinion letter in connection with the registration of an indefinite number of shares of beneficial interest, without par value, of the Trust (the "Shares"), representing interests in the Calamos Growth and Income Portfolio, the sole portfolio of the Trust, as more fully described in the prospectus and statement of additional information contained in Post-Effective Amendment No. 8 (the "Amendment") to the Trust's Registration Statement on Form N-1A (Registration Nos. 33-72511 and 811-09237).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on a Certificate of an officer of the Trust. In addition, we have assumed that the consideration per Share received by the Trust in connection with the sale of Shares shall be cash at the net asset value thereof applicable at the time of the sale plus any applicable sales commission.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as Exhibit (i) to the Amendment. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.


Sincerely,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP